BROOKFIELD PROPERTIES CORPORATION

(incorporated under the laws of Canada)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual General Meeting of Shareholders of Brookfield Properties Corporation (the “Corporation”) will be held on Friday, April 25, 2003 in the Design Exchange, 234 Bay Street, Toronto, Canada at 11:30 a.m. (Toronto time) for the following purposes:

1.	to receive the annual report to shareholders, including the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2002, together with the report of the auditors thereon;

2.	to elect directors for the ensuing year;

3.	to appoint auditors and to authorize the directors to fix the remuneration to be paid to the auditors;

4.	to adopt an executive compensation policy that future stock option grants to senior executives shall be performance based (see Schedule B on page 17); and

5.	to transact such other business as may properly come before the meeting or any adjournment thereof.

        The attached Management Proxy Circular provides additional information relating to the matters to be dealt with at the meeting and is incorporated into and forms part of this Notice.

     If you are unable to be present at the meeting, please exercise your right to vote by signing and returning the enclosed form of proxy in the envelope provided for that purpose to CIBC Mellon Trust Company, P.O. Box 12005, Station BRM B, Toronto, Ontario M7Y 2K5 (courier address: 200 Queens Quay East, Unit 6, Toronto, Ontario M5A 4K9; or if delivered by facsimile at 416-368-2502), so as to arrive not later than the close of business on Wednesday, April 23, 2003 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

By Order of the Board of Directors

Toronto, Canada March 3, 2003	Linda T. Northwood Corporate Secretary

MANAGEMENT PROXY CIRCULAR

SOLICITATION OF PROXIES

The information contained in this Management Proxy Circular (the “Circular”) is furnished in connection with the solicitation of proxies to be used at the Annual General Meeting of Shareholders of Brookfield Properties Corporation (the “Corporation” or “Brookfield”) to be held on Friday, April 25, 2003 at 11:30 a.m. (Toronto time) in the Design Exchange, 234 Bay Street, Toronto, Canada and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. All amounts in the Circular are expressed in U.S. dollars unless otherwise noted. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited personally by officers or regular employees of the Corporation. The solicitation of proxies by this Circular is being made by or on behalf of the management of the Corporation and the total cost of solicitation will be borne by the Corporation. The information contained herein is given as at March 3, 2003.

APPOINTMENT OF PROXIES

The persons named in the accompanying form of proxy are representatives of management and are directors and officers of the Corporation. Each shareholder has the right to appoint a person other than the persons named in the enclosed form of proxy, who need not be a shareholder of the Corporation, to represent the shareholder at the meeting or any adjournment thereof. Such right may be exercised by inserting such person’s name in the blank space provided in the form of proxy.

             To be valid, proxies must be executed legibly by a registered shareholder and deposited with CIBC Mellon Trust Company, P.O. Box 12005, Station BRM B, Toronto, Ontario M7Y 2K5 (courier address: 200 Queens Quay East, Unit 6, Toronto, Ontario M5A 4K9; or if delivered by facsimile at 416-368-2502), not later than the close of business on Wednesday, April 23, 2003 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

NON-REGISTERED HOLDERS

Only registered holders of common shares and Class A Redeemable Voting preferred shares of the Corporation, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, common shares and Class A Redeemable Voting preferred shares of the Corporation beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(a)	in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)	in the name of a depository (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

          In accordance with the requirements of National Instrument 54-101, the Corporation has distributed copies of the Notice of Meeting, this Circular and the form of proxy and the 2002 annual report of the Corporation (collectively, the “meeting materials”) to the depository and Intermediaries for onward distribution to Non-Registered Holders.

          Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

(a)	Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the Internet. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder; or

(b)	Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must complete the form of proxy and deposit it with Secretary of the Corporation c/o CIBC Mellon Trust Company, PO Box 12005, Station BRM B, Toronto, Ontario M7Y 2K5 (courier address Attention: Proxy Department, 200 Queens Quay East, Unit 6, Toronto, Ontario M5A 4K9, or if delivered by facsimile at 416-368-2502); as described above. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

Non-Registered Holders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.

REVOCATION

A registered shareholder who has given a proxy may revoke the proxy (a) by completing and signing a proxy bearing a later date and depositing it as described above, (b) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting at which the proxy is to be used, or any adjournment thereof, or (ii) with the chairman of the meeting prior to the commencement of the meeting on the day of the meeting or any adjournment thereof, or (c) in any other manner permitted by law.

     A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the meeting.

VOTING OF SHARES REPRESENTED BY MANAGEMENT PROXIES

The management representatives designated in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the direction of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

     The enclosed form of proxy confers discretionary authority upon the management representatives designated therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the meeting. At the date hereof, the management of the Corporation knows of no such amendments, variations or other matters.

VOTING SHARES

As at March 3, 2003, the Corporation had outstanding 159,725,716 common shares and 6,312,000 Class A Redeemable Voting preferred shares. Each holder of common shares and each holder of Class A Redeemable Voting preferred shares of record at the close of business on March 19, 2003, the record date established for the Notice of Meeting, will be entitled to one vote in respect of each such share held by the shareholder on all matters to come before the meeting. For a description of the procedures to be followed by Non-Registered Holders to direct the voting of shares beneficially owned, see “Non-Registered Holders” on page 1 of this Circular.

PRINCIPAL HOLDERS OF THE CORPORATION’S VOTING SHARES

To the knowledge of the directors and officers of the Corporation, the only person or corporation beneficially owning, directly or indirectly, or exercising control or direction over, voting securities of the Corporation carrying more than 10% of the votes attached to any class of outstanding voting securities of the Corporation is Brascan Corporation (“Brascan”), which, directly and indirectly, owns 78,088,013 common shares and 6,126,957 Class A Redeemable

Voting preferred shares, being 48.9% and 97.1%, respectively, of the outstanding shares of each such class. Brascan is a North American based company which owns and manages real estate, power generation and financial assets, and is listed on the New York, Toronto and Brussels stock exchanges. Messrs. J.L. Cockwell and J.B. Flatt, directors of the Corporation, are also senior officers and directors of Brascan.

     The Corporation is advised that Brascan’s major shareholder is EdperPartners Limited (“EdperPartners”). EdperPartners and its shareholders, collectively own, directly and indirectly, exercise control over, or have options and warrants to acquire approximately 30 million Class A Limited Voting shares, representing approximately 16% of the Class A Limited Voting shares of Brascan on a fully diluted basis, and 85,120 Class B Limited Voting shares representing 100% of the Class B Limited Voting shares of Brascan. These shareholdings include shares held through BNN Investments Ltd., a Toronto Stock Exchange listed investment company that owns 9.6 million Class A Limited voting shares of Brascan. Messrs. D.D. Arthur, R.B. Clark, S.J. Douglas and J.B. Flatt, who are directors and/or officers of the Corporation, together with 10 other shareholders of EdperPartners, own common shares of BNN Investments Ltd.

     EdperPartners is an investment holding company owned by 37 investors with no one shareholder holding more than a 15% effective interest. Shareholders of EdperPartners, in addition to receiving dividends from their investment in EdperPartners, participate in an investment fund (the “Fund”) that was formed and financed by EdperPartners in 2001. The Fund distributed Cdn$3 million of investment income to participants in January 2003, with no individual participant receiving more than Cdn$178,200. Messrs. G.E. Arnell, D.D. Arthur, R.B. Clark, J.L. Cockwell, S.J. Douglas, J.B. Flatt and J.E. Zuccotti, who are directors and/or officers of the Corporation, are also shareholders of EdperPartners, and collectively received a total of Cdn$594,000 distributions from the Fund.

ELECTION OF DIRECTORS

The articles of the Corporation provide that each shareholder entitled to vote in the election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected. The shareholder may cast all such votes in favour of one candidate or distribute such votes among the candidates in any manner the shareholder sees fit. Where the shareholder has voted for more than one candidate without specifying the distribution of the shareholder’s votes among such candidates, the shareholder will be deemed to have distributed the shareholder’s votes equally among the candidates for whom the shareholder voted.

     On any ballot that may be called for in the election of directors, the management representatives designated in the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled equally among the proposed nominees whose names are set forth below, unless the shareholder who has given such proxy has directed that the shares be otherwise voted or withheld from voting in the election of directors. If a shareholder wishes to distribute the shareholder’s votes other than equally among the proposed nominees for whom the shareholder has directed the management representatives designated in the enclosed form of proxy to vote, the shareholder must do so personally at the meeting or by another proper form of proxy. Management anticipates that all of the proposed nominees will be able to serve as a director. If a proposed nominee is unable to serve as a director for any reason prior to the meeting, the management representatives designated in the enclosed form of proxy, unless directed to withhold from voting in the election of directors, reserve the right to vote for other nominees at their discretion.

     The following table sets out the names of the persons proposed by management to be nominated for election as directors to hold office until the next annual meeting or until their successors are elected or appointed, all major positions and offices in the Corporation or any of its significant affiliates held by each nominee, the principal occupation or employment of each nominee, the year in which each nominee was first elected a director of the Corporation and the approximate number of shares of each class of shares of the Corporation and its subsidiaries that each nominee has advised the Corporation, are beneficially owned, directly or indirectly, or subject to control or direction by that person at the date of this Circular.

	Year First	Common	Common	Deferred
Name, Municipality of Residence,	Elected a	Shares	Share	Common Share
Office, Principal Occupation and Positions Held	Director	Held(4)	Options Held	Units Held

GORDON E. ARNELL, New York, New York	1989	41,229	175,000	—
Chairman of the Corporation
DAVID D. ARTHUR, Toronto, Ontario	2002	129,451	405,000	160,249
President and Chief Executive Officer, Canadian Commercial
Operations of the Corporation
WILLIAM T. CAHILL(1), Ridgefield, Connecticut	2000	—	3,000	—
Managing Director, Citicorp Real Estate, Inc.
(a real estate transactions subsidiary of Citibank N.A.)
RICHARD B. CLARK, New York, New York	2002	261,535	505,000	149,521
President and Chief Executive Officer of the Corporation
JACK L. COCKWELL,(2) Toronto, Ontario	1998	2,306,114	—	—
Group Chairman, Brascan Corporation
(property, power and financial company)
J. BRUCE FLATT, Toronto, Ontario	1995	1,721,051	250,000	30,946
President and Chief Executive Officer, Brascan Corporation
LANCE LIEBMAN, (2)(3) New York, New York	Director-	—	—	—
Professor of Law, Columbia Law School	elect
JOHN R. McCAIG, (2)(3) Calgary, Alberta	1995	4,500	9,000	—
Chairman, Trimac Corporation (diversified company)
PAUL D. MCFARLANE,(1) Mississauga, Ontario	1998	—	3,000	—
Corporate Director
ALLAN S. OLSON,(1)(3) Edmonton, Alberta	1995	13,333	9,000	—
President, First Industries Corporation
(investment and management company)
SAM POLLOCK, O.C.,(1)(2)(3) Toronto, Ontario	1978	414,543	9,000	—
Corporate Director
JOHN E. ZUCCOTTI, New York, New York	1998	115,406	150,000	—
Co-Chairman of the Corporation

Notes:

(1)	Audit Committee member.

(2)	Human Resources and Compensation Committee member.

(3)	Governance and Nominating Committee member.

(4)	Includes proportionate interest in shares held indirectly through EdperPartners and BNN Investments Ltd. (see “Principal Holders of the Corporation’s Voting Shares” on page 2 of this Circular).

All of the persons named in the above table, other than Mr. L. Liebman, were elected members of the board of directors at the last annual meeting. Mr. Liebman has held his present principal occupation since 1991.

COMPENSATION OF DIRECTORS

Directors who are resident in Canada receive their compensation in Canadian dollars, while U.S. resident directors receive their compensation in U.S. dollars. Directors who are not officers of the Corporation or its affiliates (the “outside directors”) are entitled to receive an annual retainer of $20,000 and an attendance fee of $1,000 in respect of each meeting of the board of directors which they are in attendance or $400 if attending by telephone (other than any meeting held immediately following an annual meeting of shareholders). In addition, such directors who are chairmen of board committees receive an annual retainer of $2,000. Directors who are members of board committees receive an attendance fee of $700 for each committee meeting attended ($400 if the meeting occurs on the same day as a board meeting). In 2002, nine directors of the Corporation received a total of $122,000. At the discretion of the board, outside directors may also from time-to-time be granted options to acquire common shares of the Corporation. During 2002, 24,000 options to acquire common shares of the Corporation were issued to eight non-management directors at an exercise price of US$17.71 (Cdn$28.30). Directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending board or committee meetings.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The Human Resources and Compensation Committee of the board of directors of the Corporation (the “Committee”) was comprised of four directors at March 3, 2003; Messrs. J.L. Cockwell (Chair), L. Liebman, J.R. McCaig and S. Pollock. The Committee meets as required, and at least annually, to monitor and review management compensation policies and benefits, management succession planning and to review the overall composition and quality of the Corporation’s management resources. The Committee met on two occasions in 2002. The Committee has a specific mandate to review and approve executive compensation. This includes an annual evaluation of the performance of the Corporation’s President and Chief Executive Officer and the four highest paid executive officers (the “Named Executive Officers”), and a review of performance reports for other executive officers of the Corporation. The Committee makes recommendations to the board of directors with respect to the compensation of the executive officers, and the board gives final approval on compensation matters.

        Executive compensation is based on the relative role and responsibility of the executive as compared to other executives within the Corporation and the market place, as well as on the executive’s individual performance. This applies equally to all executive officers, including the President and Chief Executive Officer of the Corporation. The compensation arrangements of the Corporation are focused on rewarding performance, taking into account length of service, level of responsibility and experience of the individual. A specific objective of the Corporation is to attract and retain highly qualified and motivated individuals. Accordingly, compensation levels are monitored to ensure that they are competitive within the relevant market place.

        The key components of executive officers’ compensation are base salary, short-term incentives and long-term incentives. The short and long-term incentive plans are designed to provide a significant amount of variable compensation which is linked to individual performance and increases in shareholder value.

        Base salaries of executives are reviewed annually and are based on individual performance, responsibility and experience to ensure that they reflect the contribution of each executive. The Corporation believes that base salaries for senior executives should be lower than average for the industry with compensation weighted to share performance in order to align these executives’ interests with shareholders.

        Short-term incentives are represented by cash bonus awards. Awards are determined based on both the performance of the Corporation and the individual executive. The performance of the Corporation is measured by the achievement of financial and other objectives of the Corporation, also taking into consideration the performance of industry competitors and macro-economic factors, as well as the efforts and achievements of the executive team. The performance of the individual executive is based on the degree to which that executive has met specific agreed upon objectives.

        Long-term incentives are intended to reward management based on increases in the value of the Corporation’s common shares. The purpose of these arrangements is to achieve a commonality of interest between shareholders and management and to motivate executives to improve the Corporation’s financial success, measured in terms of enhanced shareholder wealth over the longer term.

        The Corporation’s long-term incentive plans consist of three elements:

(a)	a Management Share Option Plan (“MSOP”) under which the Corporation grants options to executives to purchase common shares at a fixed price, being the closing price of the common shares on the Toronto Stock Exchange on the last trading day preceding the date of the grant. The number of options granted each year is determined based on a multiple of the executive’s base salary for that year. The options vest as to 20% at the end of each year on a cumulative basis and are exercisable over a 10-year period. Commencing in February 2003, in order to minimize any appearance of executives opportunistically exercising options for personal gains, the Corporation’s board of directors adopted a policy requiring the Named Executive Officers to hold, for at least one year, common shares or deferred units of the Corporation equal to the net after-tax cash realized from the exercise of option grants, starting with options granted in 2003;

(b)	a Deferred Share Unit Plan (“DSUP”) under which senior officers may, at their option, receive all or a portion of their annual bonus awards in the form of deferred share units (“Units”). The annual bonus awards are converted to Units based on a rate set at the discretion of the Corporation’s board on the award date. The portion of the annual bonus award elected to be received in Units by the executive may, at the discretion of the board, be increased by a factor of up to two times for purposes of calculating the number of Units to be allocated under the DSUP. An executive who holds Units will receive additional Units as dividends are paid on the common shares of the Corporation, on the same basis as if the dividends were re-invested. The Units vest over a five-year period and participants are only allowed to redeem the Units upon cessation of employment through retirement, resignation, termination or death, after which date the Units terminate unless redeemed within 90 days. The cash value of the Units when redeemed will be equivalent to the market value of an equivalent number of common shares of the Corporation at the time of cessation of employment with the Corporation; and

(c)	a Management Share Purchase Plan (“MSPP”) under which prior to June 2002, key executives of the Corporation and its subsidiaries may apply for a loan from the Corporation in order to purchase common shares of the Corporation. Loans bear interest in the amount equal to the cash dividends paid on the shares and are repayable within a period of five years and can be extended for a further five years. Common shares purchased under the MSPP vest as to 20% per year on a cumulative basis over the five-year term of the loan. In response to changing guidelines in the United States on executive loans effective June 2002, the board of directors discontinued granting any further loans to executives under the MSPP.

        The allocation of share options to executives is based on criteria similar to those for short-term incentives. During the fiscal year ended December 31, 2002 no shares were purchased by any Named Executive Officer under the Corporation’s MSPP.

Chief Executive Officer

The annualized salary paid in 2002 to the Corporation’s Chief Executive Officer, Mr. R. Clark, who was appointed in February 2002, was $400,000. In February 2003, the Committee maintained Mr. Clark’s annual salary at $400,000, granted 75,000 options under the Corporation’s MSOP, and approved a short-term incentive award for 2002 of $81,230 and 21,932 Deferred Share Units of the Corporation.

        This compensation award reflects Mr. Clark’s responsibilities, effectiveness and achievement of corporate goals, including the following: increasing funds from operations on a per share basis by 15% through business growth and improvements, as well as cost reductions; increasing the Corporation’s operating capacities through various acquisitions, and other asset management initiatives; and the distribution of the Corporation’s home building operations to shareholders, delivering to shareholders a special dividend of approximately $2.00 per share, all of which resulted in a total return for shareholders of 20% during the year, when both dividends and share price appreciation are considered.

Signed by the members of the Human Resources and Compensation Committee,

J.L. Cockwell, Chair	L. Liebman	J.R. McCaig	S. Pollock

PERFORMANCE GRAPH

The following shows the cumulative total S&P/TSX shareholder return (assuming re-investment of dividends) over the last five fiscal years, in comparison with the S&P/TSX Composite Index and the S&P/TSX Canadian Real Estate Index. The Composite Index reflects the cumulative return of the TSX Canadian Real Estate Index, including dividend re-investment.

Five-Year Cumulative Total Return on $100 Investment Assuming Dividends Are Re-invested
December 31, 1997 - December 31, 2002

EXECUTIVE COMPENSATION

The following information is provided pursuant to the executive compensation disclosure requirements contained in the Regulations to the Securities Act (Ontario).

Summary Compensation of Named Executive Officers

The following table sets out the compensation paid to the Corporation’s President and Chief Executive Officer and the Named Executive Officers (as defined below).

			Annual Compensation				Long-term Compensation Awards

Name and		Salary	Bonus		Other		Stock Options		Deferred Share
Principal Position	Year	Paid	Entitlement		Compensation		Granted (#)		Units Issued (2)(#)

Richard B. Clark (US$)	2002	400,000	281,230	(1)	298,500	(4)	75,000	(2)	21,932	(1)
President and CEO	2001	400,000	400,000	(1)	—		175,000		22,938	(1)
of the Corporation	2000	325,000	200,000	(1)	—		55,000		24,242	(1)
Dennis H. Friedrich (US$)	2002	300,000	165,000		40,500	(4)	50,000		16,449	(1)
Executive Vice President and	2001	240,000	320,000		—		45,000		—
COO of the Corporation	2000	235,000	280,000		—		45,000		—
David D. Arthur (Cdn$)	2002	325,000	165,000	(1)	474,570	(4)	40,000	(2)	11,881	(1)
President and CEO,	2001	325,000	160,000	(1)	42,566		140,000		11,458	(1)
Cdn Commercial Operations	2000	300,000	140,000	(1)	45,184		40,000		12,400	(1)
Ian G. Cockwell(3) (Cdn$)	2002	325,000	—		2,454,500	(5)	—		—
Former Chairman and CEO,	2001	325,000	125,000	(1)	—		55,000		8,951	(1)
Residential Operations	2000	300,000	125,000	(1)	—		55,000		10,000	(1)
Steven J. Douglas (Cdn$)	2002	290,000	115,000	(1)	108,560	(4)	31,127	(2)	8,280	(1)
Executive Vice President and	2001	250,000	100,000	(1)	—		35,000		7,161	(1)
CFO of the Corporation	2000	225,000	90,000	(1)	—		30,000		7,200	(1)

Notes:

(1)	Elected to receive all or a portion of bonus in Deferred Share Units.

(2)	The option and deferred share unit awards shown for 2002 were granted on February 4, 2003. The options are exercisable at a price of US$18.38 (Cdn$27.95).

(3)	Mr. I.G. Cockwell ceased being an officer of Brookfield Properties Corporation on January 6, 2003 and assumed the role of President and Chief Executive Officer of Brookfield Homes Corporation. As a result, all stock options and deferred share units previously granted as well as Mr. Cockwell’s 2002 bonus was assumed by Brookfield Homes Corporation.

(4)	Includes cash payments of US$1.50 (Cdn$2.36) per option held at December 31, 2002 to adjust for the impact of the spin-off of Brookfield Homes Corporation.

(5)	Amount of value assumed by Brookfield Homes Corporation in connection with the spin-off of Brookfield Homes Corporation.

Options Pursuant to Distribution of Brookfield Homes Corporation

In recognition of the capital reduction due to the distribution of Brookfield Homes Corporation to shareholders, the Toronto Stock Exchange permitted the options, issued at the time of the distribution, to have their strike price reduced to reflect this event. The reduction was equal to the weighted average reduction in market value of the shares of the Corporation for 10 days subsequent to the record date for the distribution. This resulted in a reduction of US$1.00 or Cdn$1.58 to the strike price of options held at the time of the distribution. The impact on the options held by the Named Executive Officers is as follows:

			Market Price of		Weighted
		Securities	Securities Prior	Weighted Average	Average New	Length of
		Under Option	to Event	Exercise Price	Exercise Price	Original Option
Name	Date	(#)	($/Security)	($/Security)	($/Security)	Term Remaining

Richard B. Clark (US$)	Jan. 7, 2003	430,000	18.23	14.19	13.19	3 to 9 years
Dennis H. Friedrich (US$)	Jan. 7, 2003	90,000	18.23	17.11	16.11	3 to 9 years
David D. Arthur (Cdn$)	Jan. 7, 2003	365,000	28.52	19.69	18.11	3 to 9 years
Ian G. Cockwell (Cdn$)	Jan. 7, 2003	—	—	—	—	—
Steven J. Douglas (Cdn$)	Jan. 7, 2003	116,000	28.52	22.24	20.66	3 to 9 years

Aggregate Options Exercised During the Year Ended December 31, 2002 and Year-end Option Values

There were 8,000 options exercised to acquire common shares of the Corporation during 2002 by the Named Executive Officers. During the year ended December 31, 2002, 965,339 share options were granted to employees of the Corporation. Option values for Named Executive Officers as at December 31, 2002 were as follows:

					In-the-Money Value of
	Securities	Aggregate	Unexercised Options at		Unexercised Options(1) at
	Acquired	Value	December 31, 2002		December 31, 2002
	on Exercise	Realized	(#)		($)

Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard B. Clark (US$)	—	—	204,000	301,000	1,581,595	1,003,680
Dennis H. Friedrich (US$)	—	—	27,000	113,000	189,540	278,550
David D. Arthur (Cdn$)	8,000	162,800	163,000	242,000	2,097,280	1,392,120
Ian G. Cockwell(2) (Cdn$)	—	—	—	—	—	—
Steven J. Douglas (Cdn$)	—	—	46,000	101,127	405,660	513,000

Notes:

(1)	“In-the-Money” means the market value of the common shares under option exceed the exercise price of the options prior to related income taxes. The closing price of the Corporation’s common shares on the New York Stock Exchange on December 31, 2002 was $20.20 per share.

(2)	Mr. I.G. Cockwell ceased being an officer of Brookfield Properties Corporation on January 6, 2003 and assumed the role of President and Chief Executive Officer of Brookfield Homes Corporation. As a result, all stock options and deferred share units previously granted as well as Mr. Cockwell’s 2002 bonus was assumed by Brookfield Homes Corporation.

Aggregate Deferred Share Units Plan at December 31, 2002

Deferred share units may be granted each year at the discretion of the Corporation’s board of directors to senior executives in lieu of all or part of their annual cash bonus awards as described below under “Report of the Human Resources and Compensation Committee – Long Term Incentives.”

     The number of units owned by the Named Executive Officers and the value of the units in the Deferred Share Unit Plan (“DSUP”) as of December 31, 2002 were as follows:

	Units Allocated				Value of Units
	as of		Units Owned in		as of
	December 31, 2002		Deferred Share Unit Plan(1)		December 31, 2002

Name	(#)	($)	Vested (#)	Unvested (#)	Vested ($)	Unvested ($)

Richard B. Clark (US$)	21,932	400,000	52,064	97,457	947,573	1,773,710
Dennis H. Friedrich (US$)	16,449	300,000	—	16,449	—	300,000
David D. Arthur (Cdn$)	11,881	330,000	119,695	40,554	3,420,877	1,159,026
Ian G. Cockwell(2) (Cdn$)	—	—	—	—	—	—
Steven J. Douglas (Cdn$)	8,281	230,000	9,553	22,125	273,032	632,343

Notes:

(1)	The Deferred Share Unit Plan is described in greater detail on page 5.

(2)	Mr. I.G. Cockwell ceased being an officer of Brookfield Properties Corporation on January 6, 2003 and assumed the role of President and Chief Executive Officer of Brookfield Homes Corporation. As a result, all stock options and deferred share units previously granted as well as Mr. Cockwell’s 2002 bonus was assumed by Brookfield Homes Corporation.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS UNDER SECURITIES PURCHASE PROGRAMS

In response to changing U.S. guidelines on executive loans, the board discontinued granting any further executive loans under the Corporation’s Management Share Ownership Plan (“MSPP”) and its Executive Share Ownership Plan (“ESOP”) effective June 2002. As at March 3, 2003, the aggregate indebtedness (other than “routine indebtedness” under applicable Canadian securities laws) to the Corporation or its subsidiaries of all officers, directors, proposed directors and employees and former officers, directors and employees of the Corporation and its subsidiaries made in connection with the purchase of securities of the Corporation or designated shares was $9,880,991. No additional loans have been extended subsequent to July 30, 2002 to directors, executives or senior officers of the Corporation.

     The following table sets forth the names of the officers of the Corporation and its subsidiaries to whom loans have been made in respect of the MSPP and executive share ownership plan together with the largest amount outstanding during the fiscal year ended December 31, 2002 and the amount outstanding as at March 3, 2003. During the year ended December 31, 2002, there were no common shares purchased under the MSPP.

		Largest Amount Outstanding	Amount
	Involvement of	During 12 Months Ended	Outstanding	Shares Held as
Name and	Corporation or	Dec. 31, 2002	as at March 3, 2003	Security for
Principal Position	Subsidiary	(US$)	(US$)	Indebtedness(1)

Richard B. Clark
President and CEO	Loan from	3,576,000	3,576,000	—
of the Corporation	Corporation
David D. Arthur
President and CEO,	Loan from	658,000	658,000	Designated
Cdn Commercial Operations	Corporation			Shares
Ian G. Cockwell
Former Chairman and CEO,	Loan from	2,219,000	2,219,000	Designated
Residential Operations	Corporation			Shares
Steven J. Douglas
Executive Vice President and	Loan from	340,000	340,000	Designated
CFO of the Corporation	Corporation			Shares

Note:

(1)	Designated shares include common shares of the Corporation, publicly traded securities of subsidiary and associated companies, or securities of EdperPartners (See “Voting Shares and Principal Holders Thereof”).

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

As at March 3, 2003, there were no loans to officers, directors and employees and former officers, directors and employees of the Corporation or its subsidiaries, for purposes other than in connection with purchases of securities of the Corporation or subsidiaries of the Corporation (other than “routine indebtedness” under applicable Canadian securities laws).

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation maintains directors and officers insurance with an annual policy limit of $50,000,000 subject to a corporate deductible of $250,000 per loss at a cost of $99,000 for 2002. Under this insurance coverage, the Corporation and certain of its associated companies (collectively, the “Organization”) is reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs, arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or have resulted in personal profit or advantage.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

As of March 3, 2003, no director, senior officer or associate of a director or senior officer nor, to the knowledge of the directors or senior officers of the Corporation after having made reasonable enquiry, any person or company who beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation outstanding at the date hereof, or any associate or affiliate thereof, had any material interest, direct or indirect, in any material transaction of the Corporation or its affiliates nor do any such persons have a material interest, direct or indirect, in any proposed transaction of the Corporation or its affiliates.

CORPORATE GOVERNANCE

Corporate governance relates to the activities of the board of directors who are elected by and are accountable to the shareholders, and takes into account the role of management who are appointed by the board of directors and who are charged with the ongoing management of the Corporation.

        The board of directors of Brookfield encourages sound corporate governance practices designed to promote the well being and ongoing development of the Corporation, having always as its ultimate objective the best long-term interests of the Corporation and the enhancement of value for all shareholders. The board also believes that sound corporate governance benefits the Corporation’s employees and the communities in which the Corporation operates. Through its board representatives, the Corporation encourages its operating affiliates to also adopt corporate governance policies appropriate for their particular circumstances.

        The board is of the view that the Corporation’s corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for improved corporate governance in Canada adopted by the Toronto Stock Exchange (the “TSX Guidelines”). The Corporation’s specific disclosure relative to these guidelines is set out in “Schedule A” starting on page 15 of this Circular. The board is also of the view that these policies and practices are consistent with the most recent requirements of the New York Stock Exchange and the applicable provisions under the U.S. Sarbanes-Oxley Act of 2002.

Board of Directors

Mandate of the Board

Brookfield’s board of directors oversees the management of the Corporation’s business and affairs, both directly and through committees. In doing so, the board acts at all times with a view to the best interests of the Corporation. In fulfilling its mandate, the board, among other matters, is responsible for:

•	reviewing the Corporation’s overall business strategies and its annual business plan;

•	reviewing the principal risks of the Corporation’s business to ensure that appropriate systems are in place to manage these risks;

•	reviewing all major strategic initiatives to ensure that the Corporation’s proposed actions accord with shareholder objectives;

•	appointing senior management and reviewing succession planning;

•	assessing management’s performance against business plans previously approved by the directors and against industry standards;

•	reviewing and approving the reports issued to shareholders, including annual and interim financial statements, as well as materials prepared for shareholder meetings;

•	ensuring the effective operation of the board of directors; and

•	safeguarding shareholders’ equity interests through the optimum utilization of the Corporation’s capital resources, which includes setting an appropriate dividend policy.

        The board of directors meets at least once in each quarter, with additional meetings held when appropriate. The board of directors met seven times in 2002. There are four regular meetings and one planning meeting scheduled for 2003. Meeting frequency and agendas may change from time to time depending on opportunities or risks faced by the Corporation.

        Well-informed directors are essential for the effective performance of a board. Directors have the opportunity to meet with senior management and to participate in work sessions to obtain further insight into the operations of the Corporation. Individual directors are free to consult with members of senior management whenever they so require and to engage outside advisors where appropriate and authorized by the Chairman of the board.

Composition of the Board and Representation of Shareholders’ Interests

The board of directors is comprised of individuals representing the Corporation’s major shareholder, independent directors and directors drawn from senior management. The board believes that this combination leads to a constructive exchange in board deliberations resulting in objective, well-balanced and informed discussion and decision making.

        Approximately 50% of Brookfield’s fully diluted outstanding common shares are held by Brascan. The board believes that the involvement of a major shareholder on the Corporation’s board of directors is compatible with ensuring that senior management is accountable to all the shareholders as owners, in that the major shareholder, having a significant investment in the Corporation, can play an important role on behalf of all shareholders in setting the terms of the business plan and assessing management’s performance on an ongoing basis.

     Brookfield considers that six of the 12 nominees for the board of directors, are unrelated directors within the meaning of Guidelines; that is, free from any interest, business or other relationships (other than interests and relationships arising from shareholdings), which could, or could be reasonably perceived to, materially interfere with a director’s ability to act in the best interests of the Corporation and all its shareholders. In making this determination, the circumstances of each director have been examined in relation to a number of factors, including whether or not they are members of management of the Corporation or an officer of an affiliate. The Corporation considers this to be an appropriate size and composition, given the diversity of the Corporation’s operations and the need for a variety of experience and backgrounds to ensure an effective and efficient board. Four members of the board of directors, Messrs. G.E. Arnell, Chairman, J.E. Zuccotti, Co-Chairman, R.B. Clark, President and Chief Executive Officer and D.D. Arthur, President and Chief Executive Officer, Canadian Commercial Operations, are executive officers of the Corporation.

Committees of the Board

Brookfield believes that the board committees assist in the effective functioning of a Corporation’s board of directors and that the appropriate composition of board committees should enable the views of unrelated and independent directors to be effectively expressed.

     The board of directors of Brookfield has three committees: the Audit Committee, the Human Resources and Compensation Committee, and the Governance and Nominating Committee. Special committees may be formed from time to time as required to review particular matters or transactions. While the board of directors retains overall responsibility for corporate governance matters, the Audit, Human Resources and Compensation, and Governance and Nominating Committees have specific responsibilities for certain aspects of corporate governance as described below.

     The following is a brief description of the mandate of each committee, its composition and the meetings held during the past year.

Audit Committee

The Audit Committee was comprised of four directors at February 4, 2003, all of whom are independent and unrelated directors: Messrs. A.S. Olson (Chairman), W.T. Cahill, P.D. McFarlane and S. Pollock. In addition to being unrelated and independent directors as described above, all members of the Corporation’s Audit Committee must meet an additional “independence” test under the Sarbanes-Oxley Act, in that their director’s fees are the only compensation they, or their firms, receive from the Corporation.

     The Audit Committee is responsible for monitoring the Corporation’s systems and procedures for financial reporting and internal control, reviewing certain public disclosure documents and monitoring the performance of the Corporation’s external auditors. The committee is also responsible for reviewing the Corporation’s annual audited financial statements and management’s financial analysis and review of operations prior to their approval by the full board of directors. The Audit Committee met twice in 2002, including meeting with the Corporation’s external auditors independent of management on both occasions. There are four Audit Committee meetings scheduled for 2003. Meeting frequency and agendas may change from time to time depending on opportunities or risks faced by the Corporation.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee was comprised of four directors at February 4, 2003, all of whom are unrelated directors: Messrs. J.L. Cockwell (Chairman), L. Liebman, J.A. McCaig and S. Pollock. Three members of the committee are also independent. The committee is responsible for reviewing and reporting to the board on human resource planning, including succession planning and proposed senior management appointments, the levels and form of executive compensation in general, and the specific compensation of senior executives. The committee also reviews the job descriptions and annual objectives of the Corporation’s senior executives and the performance of these executives in relation to these objectives, and reports to the board. The Human Resources and Compensation Committee met twice in 2002. There are three Human Resources and Compensation Committee meetings scheduled for 2003. Meeting frequency and agendas may change from time to time depending on opportunities or risks faced by the Corporation.

Governance and Nominating Committee

The Governance and Nominating Committee was comprised of four directors at February 4, 2003, all of whom are independent and unrelated directors: Messrs. S. Pollock (Chairman), L. Liebman, J.R. McCaig and A.S. Olson. It is the responsibility of the Governance and Nominating Committee, in consultation with the Chairman, to assess periodically the size and composition of the board and its committees, to review the effectiveness of the board’s operations, to assess the performance of the board and its directors, to review the Corporation’s statement of corporate governance practices and its relations with management, and to review and recommend directors’ compensation. The Governance and Nominating Committee met twice in 2002. There are four Governance and Nominating Committee meetings scheduled for 2003. Meeting frequency and agendas may change from time to time depending on opportunities or risks faced by the Corporation.

Management

Management’s Role

The primary responsibility of management is to safeguard the Corporation’s assets and to create wealth for shareholders. When performance is found to be inadequate, the directors have the responsibility to bring about appropriate change.

     Brookfield’s governance practices are designed to encourage autonomy and effective decision making on the part of management, while ensuring scrutiny by the Corporation’s shareholders through its board of directors and its committees.

Management’s Relationship to the Board

Senior management of the Corporation reports to and is accountable to the board of directors. At its meetings, the board regularly engages in a private session with the Corporation’s Chairman and President and Chief Executive Officer without other members of senior management present. The board also meets at each meeting independently of any members of management.

Management Accountability

Business plans are developed to ensure the compatibility of shareholder, board and management views on the Corporation’s strategic direction, performance targets and utilization of shareholders’ equity. A special meeting of Brookfield’s board is held each year to review the strategic initiatives and the business plan submitted by senior management. The board’s approval of the annual business plan then provides a mandate for senior management to conduct the affairs of the Corporation knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.

Board Information

Information provided by management to directors is critical to their effectiveness. In addition to the reports presented to the board at its regular and special meetings, the board is also kept informed on a timely basis by management of corporate developments and key decisions taken by management in pursuing the Corporation’s business plan. New directors are provided with comprehensive information about the Corporation and its operations. The directors periodically assess the quality, completeness and timeliness of information provided by management to the board.

Management Rewards

Brookfield’s compensation plans are based on maintaining a direct link between management rewards and the wealth created for shareholders. The Corporation attempts to reward the most senior executives with primarily compensation earned through share appreciation. Annually, senior executives receive allocations of share purchase options to augment their compensation, and in 1999 a deferred share unit plan was introduced for the most senior executives in order to encourage further share ownership. Brookfield is also committed to maintaining periodic reviews of its compensation practices to ensure that management is fairly rewarded over time based on performance.

COMMUNICATION AND DISCLOSURE POLICIES

The Corporation has adopted a Corporate Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. The purpose of this policy is to ensure that the Corporation’s communications with the investment community are timely, consistent and in compliance with all applicable securities legislation. This Corporate Disclosure policy is reviewed annually by the board of directors and posted on the Corporation’s website.

     The Corporation endeavors to keep its shareholders informed of its progress through a comprehensive annual report, quarterly interim reports and periodic press releases. It also maintains a website that provides summary information on the company and ready access to its published reports, press releases, statutory filings and supplementary information provided to analysts and investors. Directors and management meet with the Corporation’s shareholders at the Annual Meeting and are available to respond to questions at that time.

     The Corporation also maintains an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investment analysts and financial advisors to ensure that accurate information is available to investors, including quarterly conference calls and webcasts to discuss the Corporation’s financial results. The Corporation also endeavors to ensure that the media are kept informed of developments as they occur, and have an opportunity to meet and discuss these developments with the Corporation’s designated spokespersons.

APPOINTMENT OF AUDITORS

The management representatives designated in the enclosed form of proxy intend to vote the shares represented thereby in favour of a resolution re-appointing Deloitte & Touche LLP, Chartered Accountants, Toronto, Canada, as auditors of the Corporation, to hold office until the next annual meeting of shareholders, and authorizing the directors to fix the remuneration to be paid to the auditors, unless the shareholder who has given such proxy has directed that the shares be withheld from voting in the appointment of auditors. Deloitte & Touche LLP have been the auditors of the Corporation since 1978. The resolution to appoint Deloitte & Touche LLP as auditors must be passed by a simple majority of the votes cast either in person or by proxy. For the fiscal year ended December 31, 2002, the Corporation has paid Deloitte & Touche LLP $1.9 million: $476,000 relating to the audits of the Corporation’s consolidated financial statements; $605,000 relating to audits of certain individual assets to support tenant, lender and joint venture agreements; $414,000 in connection with the provision of audit services related to prospectuses and the distribution of Brookfield Homes Corporation; and $225,000 in connection with the provision of tax compliance services.

SHAREHOLDER PROPOSALS

The following proposal has been made by the Carpenters’ Local 27 Benefit Trust Funds of 230 Norseman Street, Etobicoke, Ontario M6Z 6AZ:

      Resolved, that the shareholders of the Corporation request that the board of directors adopt an executive compensation policy that future stock option grants to senior executives be performance based. For the purposes of this resolution, a stock option is performance based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Corporation’s stock price performance exceeds the peer group performance levels.

     A supporting statement in favor of this shareholder proposal, in addition to the response of the board of directors of the Corporation to this proposal is attached as Schedule B on page 17 to this Circular.

     The Canada Business Corporations Act permits certain eligible shareholders of the Corporation to submit shareholder proposals to the Corporation, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders. The final date by which the Corporation must receive shareholder proposals for the annual meeting of shareholders of the Corporation to be held in 2004 is December 3, 2003.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Corporation will provide any person or Corporation, upon request to its Corporate Secretary, with a copy of:

(a)	the most recent annual information form of the Corporation, together with a copy of any document or the pertinent pages of any document incorporated therein by reference;

(b)	the comparative financial statements of the Corporation for the fiscal year ended December 31, 2002, together with the report of the auditors thereon;

(c)	the most recent annual report of the Corporation, which includes management’s discussion and analysis of financial conditions and results of operations;

(d)	the interim financial statements of the Corporation for the periods subsequent to the end of its fiscal year; and

(e)	the management proxy circular of the Corporation dated March 3, 2003, in connection with the annual meeting of shareholders.

OTHER BUSINESS

The Corporation knows of no matter to come before the meeting other than the matters referred to in the accompanying Notice of Meeting.

DIRECTORS’ APPROVAL

The contents and sending of this Circular have been approved by the directors of the Corporation.

Toronto, Canada March 3, 2003	Linda T. Northwood Corporate Secretary

SCHEDULE A – TSX CORPORATE GOVERNANCE GUIDELINES

The Board of Directors is of the view that Brookfield’s corporate governance practices and procedures are comprehensive and consistent with the 14 guidelines for improved corporate governance in Canada adopted by the Toronto Stock Exchange (the “TSX Guidelines”). The following summarizes these guidelines and sets out the Corporation’s current practices in each case.

1.	The Board of Directors should explicitly assume responsibility for stewardship of the Corporation, including the areas described below.

The board has adopted a written charter setting out its responsibilities, including among other things, the following specific responsibilities:

(a) Adoption of a strategic planning process

The board meets annually to review the Corporation’s overall business strategies and its annual business plan, and also reviews major strategic initiatives to ensure that the Corporation’s proposed actions accord with shareholder objectives.

(b) Identification of principal risks and the implementation of appropriate risk management systems

The board, directly and through its Audit Committee, reviews the principal risks of the Corporation’s businesses to ensure that these risks are within acceptable limits and that appropriate systems are in place to manage these risks.

(c) Succession planning including monitoring senior management

The board appoints the Chief Executive Officer and other members of senior management. The board directly, and through its Human Resources and Compensation Committee, reviews the Corporation’s succession plan and the annual performance of senior management.

(d) Communications policy

The board has approved a Corporate Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. This policy is posted on the Corporation’s website.

2-3.	The Board should be composed of a majority of unrelated directors, that is directors who are independent of management and free from any business interests, other than shareholdings, which could interfere with his or her ability to act in the best interests of the Corporation. The Board has the responsibility to apply the definition of unrelated director and disclose annually the principles and conclusions of this application.

The board considers that six of its 12 directors proposed for election are unrelated directors within the meaning of the TSX Guidelines. The proposed directors who are considered to be unrelated are William Cahill, John McCaig, Paul McFarlane, Lance Liebman, Allan Olson and Sam Pollock. The board also considers these six directors to be independent under the requirements of the New York Stock Exchange. In making this determination, the board has examined the circumstances of each director in relation to a number of factors, including each director’s current and past role in the management of the Corporation or its affiliates. The remaining six directors are members of management and/or related to Brascan which owns 48.8% of the common shares of the Corporation.

4-5.	The Board should appoint a Committee of non-management directors, a majority of whom are unrelated, to propose new nominees for election to the board and for assessing directors on an ongoing basis. The board should implement a process for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

The board has appointed a Governance and Nominating Committee (“GNC”) with the responsibility, among other things, for reviewing credentials of nominees for election or appointment to the board and for recommending candidates for board membership. All of the members of the GNC are unrelated and independent directors. The GNC is responsible, among other things, for reviewing the effectiveness of the board’s operations and for assessing the performance of the board and its directors and the contribution of individual directors.

6.	The board should provide an orientation and education program for new directors.

New directors are provided with comprehensive information about the Corporation and its affiliates. Directors have the opportunity to meet and participate in work sessions with the senior management of Brookfield, its subsidiaries and affiliates to obtain insight into the operations of the Corporation and its affiliates.

7.	The board should examine its size in relation to effective decision-making and adjust its size where appropriate.

The GNC is responsible, among other things, for periodically assessing the size and composition of the board and its committees and making recommendations to the board. The board considers that its present size is appropriate given the diversity of its operations.

8.	The board should review the adequacy and form of director compensation to reflect the risk and responsibilities of its directors.

The GNC is responsible for reviewing and recommending director compensation to the board and does so on an annual basis.

9.	Board committees should generally be composed of non-management directors, a majority of whom are unrelated.

No committees of the board have officers of the Corporation as members. Committees of the board are composed primarily of outside directors, all of whom are unrelated and independent directors with the exception of the Human Resources Committee, which is chaired by Jack Cockwell. In addition, the members of the Audit Committee meet an additional test of independence under the U.S. Sarbanes-Oxley Act of 2002, as described on page 11 of this Circular.

10.	The board or one of its committees should expressly assume responsibility for developing the Corporation’s approach to governance issues, including its response to the TSX guidelines.

While the board of directors retains overall responsibility for corporate governance matters, its committees each have specific responsibilities for certain aspects of corporate governance. In particular, the GNC is responsible for reviewing the Corporation’s statement of corporate governance practices, including its response to the TSX Guidelines and has approved this summary.

11.	The board, together with the CEO, should define management’s role and responsibilities, including the CEO’s corporate objectives.

The Management Resources and Compensation Committee is responsible, among other things, for reviewing and reporting to the board on management resource planning, including succession planning, proposed senior management appointments, and the job descriptions and annual objectives of its senior executives. The board has also adopted position descriptions for the Chairman, CEO and Lead Director.

The board of directors believes in the importance of developing business plans to ensure the compatibility of shareholder, board and management views on the Corporation’s strategic direction and performance targets, and the effective utilization of shareholder capital. The board’s approval of the annual business plan provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan, knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.

12.	The board should have in place appropriate structures to ensure that it can function independent of management.

At its meetings, the board regularly engages in a private session with the Corporation’s most senior officers without other members of management present. The board also meets independently of all senior management at the conclusion of every meeting, under the leadership of the board’s Lead Director. The board’s Lead Director is currently Sam Pollock, an unrelated and independent director, who is also Chairman of the GNC.

13.	The audit committee of the board should be comprised only of non-management members, should have a specific mandate, and have direct access to the Corporation’s external and internal auditors and oversight over these functions.

The Audit Committee of the board is composed solely of unrelated and independent directors, who also meet the additional independence test under the Sarbanes-Oxley Act as described above. The mandate of the Audit Committee is set out in a charter which is reviewed by that committee and approved by the board. Among other things, the Audit Committee is responsible for monitoring the Corporation’s systems and procedures for internal controls, monitoring the performance of the Corporation’s external and internal auditors and appointing the Corporation’s external auditors, subject to shareholder approval. The Audit Committee also meets regularly in private with the Corporation’s external and internal auditors to discuss and review specific issues as appropriate.

14.	Individual directors should be able to engage outside advisers under appropriate conditions.

Individual directors of the board are free to consult with members of senior management, whenever they so require, and to engage outside advisors with board authorization.

SCHEDULE B – RESOLUTION RELATING TO AN INDEXED OPTIONS PROPOSAL

This shareholder proposal was submitted to Brookfield by the Carpenters’ Local 27 Benefit Trust Funds of 230 Norseman Street, Etobicoke, Ontario M6Z 6AZ, beneficial owner of 10,200 shares. The following sets out the text provided by the shareholder listed above and is not a submission of Brookfield’s management. References to “our” in the following text are not indications that this statement has been made by Brookfield’s management.

Resolved, that the shareholders of Brookfield Properties Corporation (the “Corporation”) request that the board of directors adopt an executive compensation policy that future stock option grants to senior executives shall be performance based. For the purposes of this resolution, a stock option is performance based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Corporation’s stock price performance exceeds the peer group performance level.

Statement of Support: As long-term shareholders of the Corporation, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants in which the exercise price is not indexed to peer group performance often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Corporation’s board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the board, such as those companies used in the Corporation’s proxy statement to compare five-year stock price performance.

Implementing an indexed stock option plan would mean that our Corporation’s participating executives would receive payouts only if the Corporation’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Corporation’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to re-price stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Corporation are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Corporation would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Response of the Board of Directors to Indexed Options Proposal

Brookfield’s board of directors and Human Resources and Compensation Committee strongly support the use of performance-based compensation arrangements as an important component of executive compensation. However, for the reasons described below, the board believes that adopting a policy of linking all future executive stock options to an industry peer group stock performance index is not the most effective performance-based compensation arrangement, and therefore would not be in the best interests of Brookfield’s shareholders. The board therefore recommends that you vote “AGAINST” the proposal.

     The alignment of the interests of management with those of shareholders is an important objective of Brookfield’s compensation policies. As such, the board of Brookfield has implemented both a Management Share Option Plan (“MSOP”) and a Deferred Share Unit Plan (“DSUP”). These Plans reward management only to the extent that the share price of Brookfield increases, as described on page 5 of this Circular. The MSOP has been amended in 2003 to require that the senior officers of the Corporation, upon exercising of options awarded commencing in 2003, hold for at least one year following exercise, common shares or deferred units received on exercise equal in value to the net after-tax cash realized from the exercise of option grants. Furthermore, option proceeds may only be recognized through sale of the shares in the open market, as opposed to the receipt of cash payment from the Corporation. The objective of this requirement is to ensure that executives sell any shares in the same market as other shareholders and to eliminate the perception that executives have exercised options on an opportunistic basis. In the case of the DSUP, management forgoes short-term cash awards in favor of increasing their participation in the share price appreciation or deterioration of Brookfield, and any gains realized under the DSUP are deferred until the participant ceases to be employed by the Corporation. Accordingly, the board believes that the current share ownership incentive plans are appropriately designed to act in the best interests of shareholders.

     Finally, the board believes that the Human Resources and Compensation Committee should have the ability to establish compensation policies in light of the competitive environment of which Brookfield must compete for executive talent. Brookfield’s current stock-based compensation plans are the type used by the vast majority of corporations. The board believes that limiting the Human Resources and Compensation Committee’s ability to design a compensation system in line with that of other companies could place Brookfield at a competitive disadvantage in recruiting executives.

     For all of these reasons, the board recommends that you vote against adopting a policy of limiting future stock option grants to price-indexed options.

     The board recommends a vote AGAINST this shareholder proposal.

BROOKFIELD PROPERTIES CORPORATION

PROXY

PROXY, solicited by Management, for the Annual General Meeting of Shareholders of Brookfield Properties Corporation to be held on Friday, April 25, 2003.

The undersigned shareholder of Brookfield Properties Corporation (the “Corporation”) hereby appoints GORDON E. ARNELL, or failing him RICHARD B. CLARK (or in lieu thereof. . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . .. . . . . . . . . ), as proxy of the undersigned, with the power of substitution, to attend and vote on behalf of the undersigned at the Annual General Meeting of Shareholders of the Corporation to be held on Friday, April 25, 2003, and at any adjournments thereof, on the following matters:

1.	Election of Directors (mark only one of (a) or (b))

(a)	☐ FOR the election as directors of all nominees listed in the accompanying Management Proxy Circular other than (please specify) . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ; or

(b)	☐ WITHHOLD from voting in the election of directors.

2.	Appointment of Auditors (mark only one of (a) or (b))

(a)	☐ FOR the appointment of auditors and authorizing the directors to fix the auditors’ remuneration; or

(b)	☐ WITHHOLD from voting in the appointment of auditors and authorizing the directors to fix the auditors’ remuneration.

3.	Resolution Adopting Indexed Options Proposal (Schedule B of Management Proxy Circular) (mark only one of (a) or (b))

(a)	☐ FOR the adoption of indexed options; or

(b)	☐ AGAINST the adoption of indexed options.

In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the Notice of Meeting and on all other matters that may properly come before the meeting. Unless otherwise specified above, the shares represented by this proxy will be voted by the persons whose names are printed above, for the election as directors of all nominees specified in the accompanying Management Proxy Circular, and for the appointment of auditors.

Name of Shareholder:

Number/Class of Shares:

_______________________________________	Date:________________________,2003
Signature

NOTES:

1.	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was mailed to you by management of the Corporation.

2.	If the shareholder is an individual, please sign exactly as your shares are registered.

If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his name printed below his signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Non-Registered Holders” and “Revocation” in the accompanying Management Proxy Circular and carefully follow the instructions of their intermediaries.

3.	To be valid, this proxy must be signed and deposited with the Secretary of the Corporation, c/o CIBC Mellon Trust Company, P.O. Box 12005, Station BRM B, Toronto, Ontario M7Y 2K5 (courier address: 200 Queens Quay East, Unit 6, Toronto, Ontario M5A 4K9; or if delivered by facsimile at 416-368-2502), not later than the close of business on April 23, 2003 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

4.	A shareholder has the right to appoint a person (who need not be a shareholder of the Corporation) to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint and delivering the completed proxy to the Secretary of the Corporation as set out above.

5.	Reference is made to the accompanying Management Proxy Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting, including the right of a shareholder to cumulate the shareholder’s votes in the election of directors.

6.	If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.

7.	The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for, and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.